Pricing Supplement 2704B To product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016.	Registration Statement No. 333-206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 9, 2016

Deutsche Bank AG

$     Autocallable Securities Linked to the Common Stock of Gilead Sciences, Inc. due June 14, 2017

General

•	The securities are linked to the performance of the common stock of Gilead Sciences, Inc. (the “Underlying”) and will pay Coupons on a monthly basis at a rate of 6.00% per annum regardless of the performance of the Underlying.

•	The securities will be automatically called if the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price. If the securities are automatically called, investors will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Coupon will accrue or be payable following the related Call Settlement Date.

•	If the securities are not automatically called and the Final Price is greater than or equal to the Buffer Price (85.00% of the Initial Price), investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Coupon otherwise due on such date. However, if the securities are not automatically called and the Final Price is less than the Buffer Price, Deutsche Bank AG will deliver to investors at maturity a number of shares of the Underlying per $1,000 Face Amount of securities equal to the Share Delivery Amount as described below, which will have a value that is expected to be less, and possibly significantly less, than the Face Amount. The securities do not pay any dividends and Investors should be willing to accept the risk of losing up to 85.00% of their initial investment, as well as the risk of owning shares of the Underlying (including the risk of further decline in their value), if the securities are not automatically called and the Final Price is less than the Buffer Price. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due June 14, 2017

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about June 9, 2016 (the “Trade Date”) and are expected to settle on or about June 14, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	Common stock of Gilead Sciences, Inc. (Ticker: GILD)
Coupon:	The securities will pay Coupons in arrears on the monthly Coupon Payment Dates in equal installments based on the Coupon rate of 6.00% per annum, regardless of the performance of the Underlying. Each installment will equal $5.00 per $1,000 Face Amount of securities. If the securities are automatically called, the applicable Coupon will be paid on the related Call Settlement Date and no further Coupon will accrue or be payable following such Call Settlement Date.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $962.50 to $982.50 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Maximum Discounts and Commissions(1)	Minimum Proceeds to Issuer
Per Security	$1,000.00	$15.00	$985.00
Total	$	$	$

(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $15.00 per $1,000 Face Amount of securities. Deutsche Bank Securities Inc. (“DBSI”) may pay a fee equal to a significant portion of the commissions to CAIS Capital LLC with respect to the securities for which CAIS Capital LLC acts as introducing broker.

The agent for this offering is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

June     , 2016

(Key Terms continued from previous page)

Coupon Payment Dates[2,3]:	As set forth below. The final Coupon Payment Date will be the Maturity Date.

July 14, 2016
August 12, 2016
September 14, 2016
October 14, 2016
November 15, 2016
December 14, 2016
January 12, 2017
February 14, 2017
March 14, 2017
April 13, 2017
May 12, 2017
June 14, 2017 (Maturity Date)

Automatic Call:	The securities will be automatically called if the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Coupon otherwise due on such date. No Coupon will accrue or be payable following the Call Settlement Date.
Observation Dates[1,3]:	Quarterly on the dates set forth in the table below
Call Settlement Dates[1,3]:	As set forth in the table below. For the final Observation Date, the Call Settlement Date will be the Maturity Date.

Observation Date[1,3]	Call Settlement Date[1,3]
September 9, 2016	September 14, 2016
December 9, 2016	December 14, 2016
March 9, 2017	March 14, 2017
June 9, 2017 (Final Valuation Date)	June 14, 2017 (Maturity Date)

Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Underlying on the Final Valuation Date:

•    If Final Price is greater than or equal to the Buffer Price, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Coupon otherwise due on such date.

•    If the Final Price is less than the Buffer Price, Deutsche Bank AG will deliver to you on the Maturity Date a number of shares of the Underlying equal to the Share Delivery Amount per $1,000 Face Amount of securities plus the Coupon otherwise due on such date. In this circumstance, the shares of the Underlying delivered at maturity are expected to be worth less, and possibly significantly less, than your initial investment. As a result, you will lose some and possibly up to 85.00% of your investment at maturity and will also bear the risk of owning shares of the Underlying (including the risk of further decline in their value). Any payment at maturity is subject to the credit of the Issuer.

If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date.
Buffer Amount:	15.00%
Buffer Price:	85.00% of the Initial Price
Share Delivery Amount:	The number of shares of the Underlying per $1,000 Face Amount of securities equal to (1) the Cash Settlement Amount divided by (2) the last reported sale price of one share of the Underlying on the relevant exchange (or, if one or more Reorganization Events as described in the accompanying product supplement occur, the value of one unit of the Per Share Exchange Property as defined in the accompanying product supplement), as determined by the calculation agent. Such last reported sale price (or value of one unit of the Per Share Exchange Property) will not be adjusted to take into account any anti-dilution adjustments applicable to the Underlying.
Cash Settlement Amount:	The Cash Settlement Amount will be calculated as follows: $1,000 + [$1,000 x (Underlying Return + Buffer Amount)]

Underlying Return:	The Underlying Return, expressed as a percentage, will equal: Final Price – Initial Price Initial Price The Underlying Return may be positive, zero or negative.
Initial Price:	The Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent
Stock Adjustment Factor:	Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.
Trade Date[3]:	June 9, 2016
Settlement Date[3]:	June 14, 2016
Final Valuation Date[1,3]:	June 9, 2017
Maturity Date[1,3]:	June 14, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152R3P6 / US25152R3P60

1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Call Settlement Date will be postponed accordingly as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2 Subject to adjustment as described under “Description of Securities — Periodic and Contingent Coupons” in the accompanying product supplement.

3 In the event that we make any changes to the expected Trade Date or Settlement Date, the Observation Dates, Coupon Payment Dates, Call Settlement Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. When you read the accompanying product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on each Observation Date, including the Final Valuation Date. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding any Coupon payment) upon an Automatic Call on each Observation Date.

Observation Date	Call Settlement Date	Payment upon an Automatic Call (per $1,000 Face Amount of Securities) ($)
September 9, 2016	September 14, 2016	$1,000.00
December 9, 2016	December 14, 2016	$1,000.00
March 9, 2017	March 14, 2017	$1,000.00
June 9, 2017 (Final Valuation Date)	June 14, 2017 (Maturity Date)	$1,000.00

If the securities are called on an Observation Date, the investor will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Coupon otherwise due on such date. No Coupon will accrue or be payable following the Call Settlement Date.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances if the securities are not automatically called. The hypothetical Payments at Maturity set forth below reflect the Buffer Price of 85.00% of the Initial Price. The actual Initial Price and Buffer Price will be determined on the Trade Date. The numbers appearing in the table and examples below may have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the securities that would cause the calculation agent to adjust the Stock Adjustment Factor.

Underlying Return (%)	Payment at Maturity (excluding any Coupon) if the hypothetical Final Price is greater than or equal to the Buffer Price ($)	Value of the Share Delivery Amount on the Final Valuation Date if the hypothetical Final Price is less than the Buffer Price* ($)	Return on the Securities at Maturity (excluding any Coupon) (%)
100.00%	N/A	N/A	N/A
75.00%	N/A	N/A	N/A
50.00%	N/A	N/A	N/A
30.00%	N/A	N/A	N/A
20.00%	N/A	N/A	N/A
10.00%	N/A	N/A	N/A
5.00%	N/A	N/A	N/A
0.00%	N/A	N/A	N/A
-5.00%	$1,000.00	N/A	0.00%
-10.00%	$1,000.00	N/A	0.00%
-15.00%	$1,000.00	N/A	0.00%
-20.00%	N/A	-5.00%	-5.00%
-30.00%	N/A	-15.00%	-15.00%
-50.00%	N/A	-35.00%	-35.00%
-75.00%	N/A	-60.00%	-60.00%
-100.00%	N/A	-85.00%	-85.00%

* The value of the Share Delivery Amount on the Maturity Date is equal to the number of shares of the Underlying included in the Share Delivery Amount multiplied by the closing price of the Underlying on the Maturity Date. For purposes of this table and the hypothetical examples below, the closing price of one share of the Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date.

Hypothetical Examples of Amounts Payable on the Securities

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated. The examples below reflect the monthly Coupon of $5.00 (based on the Coupon rate of 6.00% per annum) that is payable on each Coupon Payment Date.

Example 1: The Closing Price of the Underlying is greater than the Initial Price on the first Observation Date. Because the Closing Price of the Underlying on the first Observation Date is greater than the Initial Price, the securities are automatically called on the first Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Coupon). In addition, the investor will receive Coupon payments totaling $15.00. As a result, the investor will receive a total of $1,015.00 per $1,000 Face Amount of securities.

Example 2: The Closing Price of the Underlying is less than the Initial Price on the first and second Observation Dates and is greater than the Initial Price on the third Observation Date. Because the Closing Price of the Underlying on the third Observation Date is greater than the Initial Price, the securities are automatically called on the third Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Coupon). In addition, the investor will receive Coupon payments totaling $45.00. As a result, the investor will receive a total of $1,045.00 per $1,000 Face Amount of securities.

Example 3: The Closing Price of the Underlying is less than the Initial Price on each Observation Date and the Final Price is greater than the Buffer Price. Because the Closing Price of the Underlying is less than the Initial Price on each Observation Date, the securities are not automatically called. However, because the Final Price is greater than the Buffer Price, the investor will receive on the Maturity Date a cash payment of $1,000 per $1,000 Face Amount of securities (excluding any Coupon). In addition, the investor will receive Coupon payments totaling $60.00. As a result, the investor will receive a total of $1,060.00 per $1,000 Face Amount of securities.

Example 4: The Closing Price of the Underlying is less than the Initial Price on each Observation Date and the Final Price is 50.00% of the Initial Price. Because the Closing Price of the Underlying is less than the Initial Price on each Observation Date, the securities are not automatically called. Because the Final Price is less than the Buffer Price, Deutsche Bank will deliver to you on the Maturity Date a number of shares of the Underlying equal to the Share Delivery Amount for each $1,000 Face Amount of securities you hold, and will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date. The value of the shares received at maturity and, thus, the total return on the securities at such time will depend on the closing price of the Underlying on the Maturity Date, and will likely result in a loss of some or possibly up to 85.00% of your investment.

In this example, we assume (i) a hypothetical Initial Price of $105.00, (ii) a hypothetical Final Price of $52.50, (iii) a hypothetical Share Delivery Amount of 12.3810 and (iv) that the closing price of one share of the Underlying on the Maturity Date is the same as the hypothetical Final Price on the Final Valuation Date. The actual Initial Price will be determined on the Trade Date.

The Cash Settlement Amount and the Share Delivery Amount will be calculated as follows:

Cash Settlement Amount	= $1,000 + [$1,000 x (Underlying Return + Buffer Amount)]
= $1,000 + [$1,000 x (-50.00 + 15.00%)]
= $650.00

Share Delivery Amount:	12.3810	($650.00 / $52.50)
Value on the Maturity Date of shares of the Underlying received:	$630.00	(12 shares x $52.50)
Amount of cash received for fractional shares at the Final Price:	$20.00	(0.3810 shares x $52.50)
Total:	$650.00
Total return on the securities (excluding any Coupon):	-35.00%

In addition, the investor will receive Coupon payments totaling $60.00 per $1,000 Face Amount of securities. As a result, the investor will receive a total of $710.00 per $1,000 Face Amount of securities.

Selected Purchase Considerations

•	THE SECURITIES OFFER A HIGHER COUPON IN EXCHANGE FOR EXPOSURE TO THE DOWNSIDE RISK OF THE UNDERLYING — The securities will pay Coupons on a monthly basis at a rate of 6.00% per annum. This rate may be higher than the yield on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk of losing some or possibly up to 85.00% of your initial investment if the securities are not automatically called and the Final Price is less than the Buffer Price. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	POTENTIAL EARLY EXIT AS A RESULT OF AN AUTOMATIC CALL — While the original term of the securities is approximately one year, the securities will be automatically called prior to maturity if the Closing Price of the Underlying is greater than or equal to the Initial Price on any Observation Date, and you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Coupon otherwise due on such date. Therefore, the term of the securities could be as short as approximately three months. No Coupon will accrue or be payable following the Call Settlement Date.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Final Price is greater than or equal to the Buffer Price, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Coupon otherwise due on such date. However, if the Final Price is less than the Buffer Price, Deutsche Bank will deliver to you at maturity a number of shares of the Underlying equal to the Share Delivery Amount per $1,000 Face Amount of securities. The shares of the Underlying delivered at maturity are expected to be worth less, and possibly significantly less, than your initial investment and may have no value at all. In this circumstance, you will lose some or possibly up to 85.00% of your investment at maturity and will also bear the risk of owning shares of the Underlying (including the risk of further decline in their value).

•	COUPON PAYMENTS — Unless the securities are previously called, the securities will pay Coupons monthly in arrears on the Coupon Payment Dates in 12 equal installments based on the Coupon rate of 6.00% per annum, regardless of the performance of the Underlying. Each installment will equal $5.00 per $1,000 Face Amount of securities.

•	RETURN LINKED TO THE PERFORMANCE OF THE UNDERLYING — The securities are linked to the performance of the common stock of Gilead Sciences, Inc. (the “Underlying”) as described herein. For more information on the Underlying, please see “The Underlying” in this pricing supplement.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Underlying, secured by a cash deposit equal to the Issue Price of the security (the “Deposit”), which will have an annual yield based on our cost of borrowing. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. Generally, if this treatment is respected, only a portion of each Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

Under this treatment, if you purchase the securities at issuance for their Issue Price, (a) interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the maturity or other taxable disposition of your securities, (b) if pursuant to a call or at maturity you receive cash equal to the Face Amount of your securities and the applicable Coupon payment, you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (c) if at maturity you receive the Underlying, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying received; instead, the total Put Premium will reduce your basis in the Underlying received (or possibly a portion thereof, depending on how exactly the Put Option is characterized, which is not entirely clear). We will provide the annual yield on the Deposit in the pricing supplement for the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA‘ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the securities as subject to withholding under FATCA. Notwithstanding anything to the contrary in that section of the accompanying product supplement, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) from the taxable disposition (including retirement) of the securities. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called and the Final Price is greater than or equal to the Buffer Price, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Coupon otherwise due on such date. However, if the Final Price is less than the Buffer Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the Underlying equal to the Share Delivery Amount per $1,000 Face Amount of securities. The shares of the Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less, and possibly significantly less, than your initial investment. In this circumstance, you will lose some or possibly up to 85.00% of your investment at maturity and will also bear the risk of owning shares of the Underlying (including the risk of further decline in their value). Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPONS AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICE OF THE UNDERLYING — The securities will not pay more than the Face Amount plus the Coupon payments for each $1,000 Face Amount of securities. You will not participate in any increase in the price of the Underlying even if the Final Price of the Underlying is greater than or equal to the Initial Price. The maximum payment upon an Automatic Call or at maturity will be the Face Amount per $1,000 Face Amount of securities (excluding any Coupons), regardless of any increase in the price of the Underlying, which may be significant.

•	A HIGHER COUPON OR A LOWER BUFFER PRICE FOR THE UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF THE UNDERLYING, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set on the Trade Date, the greater the expectation is at that time that the securities will not be automatically called and the Final Price will be less than the Buffer Price on the Final Valuation Date (resulting in the delivery of shares of the Underlying at maturity that are expected to be worth less, and possibly significantly less, than your initial investment). In addition, the economic terms of the securities, including the Coupon and the Buffer Price, are based, in part, on the expected volatility of the Underlying at the time the terms of the securities are set on the Trade Date, where higher expected volatility will generally lead to a higher Coupon or a lower Buffer Price for the Underlying. Accordingly, a higher Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Buffer Price for the Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or possibly up to 85.00% of your initial investment at maturity.

•	REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US —Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlying. For instance, you will not participate in any potential increase in the price of the Underlying, which could be significant.

•	IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the price of the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

•	SINGLE STOCK RISK — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying and its issuer, please see “The Underlying” in this pricing supplement and such issuer’s SEC filings referred to in that section.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the Underlying or another party makes a partial tender or partial exchange offer for the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying or any other security received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	IN SOME CIRCUMSTANCES, YOU MAY RECEIVE THE EQUITY SECURITIES OF ANOTHER COMPANY AND NOT THE UNDERLYING AT MATURITY — Following certain corporate events relating to the issuer of the Underlying (which are defined as the Reorganization Events in the accompanying product supplement) where the issuer of the Underlying is not the surviving entity, you may receive the equity securities of a successor to the issuer of the Underlying or any cash or any other assets distributed to holders of the Underlying in such corporate event. The occurrence of these corporate events may materially and adversely affect the value of the securities. For more information about these corporate events, please see “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement. Regardless of the occurrence of one or more dilution or Reorganization Events, you should note that at maturity, excluding any Coupon payments, for each $1,000 Face Amount of securities, you will receive an amount in cash from Deutsche Bank equal to the Face Amount unless the Final Price of the Underlying is less than the Buffer Price.

•	THERE IS NO AFFILIATION BETWEEN THE ISSUER OF THE UNDERLYING AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE UNDERLYING OR THE ISSUER OF THE UNDERLYING — We are not affiliated with the issuer of the Underlying. However, we or our affiliates may currently, or from time to time in the future, engage in business with the issuer of the Underlying, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying by, or providing advisory services (including merger and acquisition advisory services) to, such issuer. In the course of this business, we or our affiliates may acquire non-public information about the issuer of the Underlying and we will not disclose any such information to you. Nevertheless, neither we nor any of our affiliates have participated in the preparation of, or verified, any information about the Underlying or the issuer of the Underlying. You, as an investor in the securities, should make your own investigation into the Underlying and the issuer of the Underlying. The issuer of the Underlying is not involved in the securities offered hereby in any way and has no obligation of any sort with respect to your securities. The issuer of the Underlying has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust the Stock Adjustment Factor, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical closing prices of the Underlying and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Underlying on any Observation Date is less than the Initial Price;

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the securities;

•	the dividend rate, if any, of the Underlying;

•	the real and anticipated results of operations of the issuer of the Underlying;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price of the Underlying and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the price of the Underlying and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Underlying and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining the Share Delivery Amount, whether a market disruption event has occurred and, in some circumstances, the prices or levels related to the Underlying that affect whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as Put Options secured by Deposits. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Underlying

All disclosures contained in this pricing supplement regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or verified, such information about the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying.

Included in the following section is a brief description of the issuer of the Underlying. We obtained the closing price information set forth below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Gilead Sciences, Inc.

According to publicly available information, Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes medicines. Information filed by Gilead Sciences, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19731, or its CIK Code: 0000882095. The common stock of Gilead Sciences, Inc. is traded on the NASDAQ Stock Market under the symbol “GILD.”

Historical Information

The following graph sets forth the historical performance of the common stock of Gilead Sciences, Inc. based on its daily closing prices from June 3, 2011 through June 3, 2016. The closing price of the Underlying on June 3, 2016 was $86.15. The graph also indicates by a broken line a hypothetical Buffer Price equal to 85.00% of $86.15, which was the closing price of the common stock of Gilead Sciences, Inc. on June 3, 2016. The actual Initial Price and Buffer Price will be determined on the Trade Date. We obtained the historical closing prices of the Underlying below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance and no assurance can be given as to the Closing Price of the Underlying on any of the Observation Dates, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such custodial fees. DBSI may pay a fee equal to a significant portion of the commissions to CAIS Capital LLC with respect to the securities for which CAIS Capital LLC acts as introducing broker. Any fee paid to CAIS Capital LLC together with the custodial fees will not exceed 1.50% or $15.00 per $1,000 Face Amount of securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.